UNOCAL CORPORATION

		      1996 Proxy Solicitation Material

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			    UNOCAL CORPORATION

		    1996 Suggested Telephone Procedures


Organize your material and key points you want to make. Be sure to speak with:

	1.      Consistency
	2.      Efficiency
	3.      Confidence

Surveys show that the real message being conveyed by telephone is based:

	1.      90% on your tone of voice
	2.      10% on your words

A good technique is to start off with the person's name. Your attitude and choice of words are important:

	1.      Set the tone of the conversation; do not be curt or abrasive.
	2. Make sure the stockholder realizes you are there to provide a service, and that you can serve as a source of additional information.
	3.      Use plain English.


Rules for overcoming objections:

	1.      Be quiet
	2.      Do not interrupt
	3.      Listen carefully
	4.      Write down pertinent information
	5.      Respond to specific concerns as appropriate.

ANSWER PROMPTLY. Try to answer on the first ring, if possible. Your alertness gives a positive start to any conversation.

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IDENTIFY YOURSELF.  Let the caller know to whom he or she is speaking.
It avoids misunderstanding and possible embarrassment.

TREAT EVERY CALL AS IMPORTANT.  No stockholder request is ever "routine".

BE A GOOD LISTENER. Give the caller your undivided attention. Don't ask the person to repeat, except when you want to verify a number or spelling.

USE COMMON COURTESY WORDS. "Please", "thank you", or "you're welcome" are positive and powerful words that build a reputation for you and your company.

USE THE CALLER'S NAME. There's no sweeter music to a person than the sound of his or her own name.

TIME FOR A GOOD ENDING. Always thank the person for calling and offer a simple "good-bye".

BE HELPFUL. Offer what information you can. If you leave the line to obtain information, explain what you intend to do. It is courteous to say, "will you wait?" or, "shall I have someone call you back?".

NEVER LEAVE A CALLER HANGING. If a caller chooses to stay on the line, use the "Hold" button. Be certain to give progress reports every 60 seconds or so to assure the caller that you're working on the request.

BE TACTFUL. If the information the caller requests must be refused because of company policy, give a straightforward but kind explanation.

THANK THE CALLER FOR WAITING. Show your appreciation for the caller's patience. If you smile as you say "Thank you for waiting, Mr. Grey", your voice will be more relaxed and your tone more pleasant.

TRANSFER A CALL ONLY WHEN NECESSARY. Be sure the party wants to be transferred. If not, offer to have someone call back.

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			   UNOCAL CORPORATION

	   Instruction for Employees Who Will Call Stockholders


GUIDELINES:

1. My name is ___________________. I am an employee of Union Oil Company of California, which is a subsidiary of Unocal Corporation.

2. Have you received your Unocal proxy card and proxy statement that was mailed on April 22?

3.      Do you have any questions about either one?

4. If you haven't completed and returned your proxy, please do so as soon as possible. It is important that you exercise your rights as a stockholder.

5. In case you have misplaced your proxy card, we will have another one mailed to you today.

6. Do you plan to attend the Annual Stockholders Meeting on June 3? If so, did you return the attendance card enclosed in your proxy statement? If not, and you would like to attend, please give me your address and telephone number.

7. Ask them to vote their proxy. Ask them if they would like you to review the card with them. Please, remind them that all voting is confidential, unless they check the open ballot box.

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				UNOCAL CORPORATION

		       Possible Questions from Stockholders

The following are some possible questions from the stockholders. In no way will this incorporate every question that can be asked. For questions on matters not covered in the annual report or proxy statement, please refer the stockholders to the Shareholder Services department.

Refer the stockholders to the appropriate page(s) in the 1996 Proxy statement regarding questions on any of the shareholder proposals. Please do not speculate on these matters. If a stockholder wants more information than is provided in the Proxy Statement, please refer them to the Shareholder Services department.

Three stockholder proposals (page number in proxy statement):

Item 3 Stockholder Proposal:--Review and report on Company's international code of conduct (page 16)

Directors' Recommendation for Item 3 (pages 17-19); also refer to Unocal's Statement of Principles on page 17.

Item 4 Stockholder Proposal:--Report on a gas plant expansion in Northern Alberta, Canada (page 20)

Directors' Recommendation for Item 4 (pages 20-22).

Item 5 Stockholder Proposal:--Review and report annually on pollution prevention options (page 22)

Directors' Recommendation for Item 5 (pages 22-24); also refer to Unocal's Statement of Environmental Principles on page 24.


Note:  the inside cover of the Proxy Statement is a table of contents

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				Q & A's

Q. I don't want to bother with reading the proxy statement and voting instructions. How can I vote without going through all of that?

A. If you wish to fully exercise your rights as a stockholder, it would be to your benefit to read the proxy statement. It contains information about the Directors, Executive Compensation, and Stockholder Proposals and these items may be of interest to you as a stockholder. The Board of Directors has indicated on your proxy card its voting recommendations. It only takes a few moments to sign, date and mail your proxy card in the return envelope.

Q. What is confidential voting? I thought my vote was always confidential.

A. Unocal's Board of Directors wishes to encourage stockholder participation in corporate governance by ensuring confidentiality of stockholder voting. An independent third party (Chemical Mellon Shareholder Services, L.L.C.) has been retained to receive and tabulate stockholder proxy votes.

	The Directors believe, however, that some stockholders want the company to know how they have voted. Those shareholders can check the open ballot box on the proxy and the company will be given those proxies. The manner in which any stockholder votes on any particular issue shall, subject to any federal or state law requirements, be confidential unless the shareholder has checked the open ballot box on the proxy card.

Q.      What is the relationship of Unocal Corporation and Union Oil Company?

A. Union Oil Company of California is a wholly-owned subsidiary of Unocal Corporation, a Delaware company created in 1983 to become the parent of Union Oil Company of California. The reorganization was approved by the stockholders. Union Oil is the principal operating subsidiary of Unocal.

Q. Some outside Directors own very few shares of Unocal Stock. Don't they have any faith in the future of the Company?

A. The Board Governance Committee seeks candidates for the Company's Board of Directors who have distinguished themselves in their business or profession, who have the highest standards of integrity and independence, and

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	who possess experience which will enable them to make a meaningful
	contribution to the Company. The size of their Unocal stockholding is not an important factor in the selection process.

Q. Why doesn't Unocal have a member of a minority group on its Board of Directors?

A. Unocal has one woman on it's Board. In selecting candidates for the Company's Board of Directors, the Board Governance Committee considers candidates with a variety of backgrounds.

Q. Compensation paid to officers is certainly high; it seems excessive to me.

A. (Listen and don't try to refute the stockholder's comments on this subject.)

	The 1996 proxy statement (paegs 7-9) contains detailed disclosures on officer compensation required by the SEC. We thank you for your comments. If you like, I will pass your comments on to the appropriate management.

Q. In 1990, the Company implemented a stockholder rights plan. Do you really think this is in the best interest of the stockholder?

A. Absolutely. Over 1,000 companies have implemented similar rights plans to encourage any acquiring entity to deal directly with the Board of Directors. This gives the Board the opportunity to protect stockholders by rejecting offers that are clearly inadequate.

Q. Net earnings for Unocal were over $297 million in 1995. What do you expect for 1996?

A. We are unable to make estimates of Unocal's future performance. The 1995 Annual Report will give you an overview of the prior year's performance. The "Management Discussion and Analysis" section (Pages 22-29) of the Annual Report discusses the company's outlook for future performance. Also, please refer the stockholder to the various forward-looking goals mentionned in the forward section of the Annual Report.

Q.      Does Unocal have any published Governance policies?

A. Unocal has set forth their system of corporate governance on Page 20 of the annual report. This section is simple and to the point, please refer stockholders to it.

Q.      What about Unocal's environmental expenditures?

A. Unocal continues to make substantial capital and operating expenditures for environmental protection and to comply with federal, state and local laws and provisions regulating the discharge of materials into the environment. Investigatory or remedial work is now required at various sites even though past operations followed practices and procedures that were considered acceptable under environmental laws and regulations, if any, existing at the time (further discussion in the Annual Report
	- pages 26-27).

Note: Unocal has published a report regarding environmental issues. Please offer to send them a copy. Upon request, an update will be available later this summer. It will also be available later this summer on Unocal's Web Sight.

Q.      Why did Unocal introduce a reformulated gasoline (RFG)?

A. Unocal converted its refining system to produce RFG for So. Ca. that meets federal E.P.A. guidelines. That fuel was due on the market last year. The company has also geared up and is producing Unocal-patented gasoline's that meets more stringent standards set by the Ca. Air Resources Board (CARB). That gasoline had to be in production by March 1, 1996, and on the market by June 1.

Q.      What is the new gasoline gas do?

A. It is a cleaner burning gasoline. All people in California will be filling their tanks with cleaner-burning gasoline. According to CARB, this gasoline will produce the largest single emission reduction in the last decade. The cleaner -burning gasoline will remove 3 million pounds of pollution from Ca. skies every day, the emission reduction equivalent of taking 3.5 million cars off Ca. roads. At the end of the first year, more than one billion pounds fewer pounds of pollution will have been emitted, reducing potential health risks.

Q.      Will the new Unocal gasoline work in my car?

A. Yes, consistent with current gasoline's being used in Ca., it will be available in three octane levels.

Q.      Why do we need it?

A. Stricter emission controls have helped reduce the levels of pollution in the air, but further improvements are necessary. At some point in the year, 90% of all Californians live in areas that did not meet Clean Air Act standards. Since cars are responsible for at least half of the emissions in the skies, cleaner burning gasoline's are considered the best and most effective means of reducing emissions in Ca. That is why it is required to use the cleaner-burning gasoline to meet standards set by the Ca. Air Resources Board.

Q.      Why did the price of gasoline go up so much?

A. Based upon a recent statement from Unocal's 76 Products Company, there are three basic factors contributing to the price increases:

World crude prices are the highest they have been since the Gulf War. According to the Ca. Energy Commission, the unexpected increase within a brief span, translates into approximately 12.5 cents more per gallon

Unpredictable problems at refineries resulted in lower gasoline production, particularly in Ca., further decreasing gasoline supplies forcing price increases, contributing 7-8 cents per gallon

State-mandated introduction of cleaner burning gasoline, which will reduce the emissions equivalent to 3.5 million cars from Ca. Roads each day and will help give cleaner air to all of us. Ca. Air Resources Board and other industry sources, increased the per-gallon price of gasoline by approximately 10 cents.

The price increase items above are estimates and may vary due to other factors.

Q.      Will Unocal spin-off the 76 Products Division? Will it go public?

A.      The immediate focus for 76 Products is to improve profitability.
	We want to isolate those assets that are strictly involved in the refining and marketing of petroleum products on the West Coast., so that we can more effectively compete in the fast-changing retail market in the West.

	We cannot comment on future plans for the division. Please see pages 14-17 of the 1995 Annual Report for discussion of 76 Products.

Q. How should we handle questions about UCL and UXC common stock, their individual account(s) and the UXC/UCL merger.

A. Any questions regarding stockholder accounts should be referred to Chemical Mellon as Transfer Agent, telephone 1-800-647-4273 or Unocal's Stockholder Services department. Any questions regarding this merger, refer to the Shareholder Services Dept.

Q.      Questions about the Union Oil/UXC merger.

A. In general - for every share of UXC owned, stockholders received .54 of a share of Unocal common stock. Any additional discussion should be referred to Stockholder Services.

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			     Telephone List

Shareholder Services -- Saturn Building  Room 215

Matthew Davino                  Extension 6475 (network: 229 - 6475)

David Whitehurst                Extension 6477 (network: 229 - 6477)

John Dillon                     Extension 6476 (network: 229 - 6476)


FAX Numbers:     (714) 985-6363

Toll Free Telephone Numbers

Shareholder Services                     (800) 252-2233

Chemical Mellon Shareholder Services     (800) 647-4273
(Transfer Agent)

Marketing Customer Service               (800) 944-7676




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				 Key


TELEPHONE NUMBERS

(1) (area code) 000 - 0000

Stockholder request  -  do not call

(2) (...) ... - ....

LOOK UP TELEPHONE NUMBER

If an indicated telephone number is incorrect, make a note of it on your telephone sheet. Please note any updated telephone numbers on the sheet as well

VOTING CODES

******* SHARES
	OUTSTANDING

Means the stockholder has not voted at the time the report was produced. The Shareholder Services staff has access to updated voting records. We can tell if the stockhold has voted, but NOT how they voted.

******* SHARES
	VOTED

Means the stockholder has voted and no longer needs a call or a follow up call. Unless you have promised to get back to them with a response.